Exhibit 10.2

SALE AND CONTRIBUTION AGREEMENT

by and between

INVESTCORP CREDIT MANAGEMENT BDC SPV, LLC,

as the Buyer

and

INVESTCORP CREDIT MANAGEMENT BDC, INC.,

as the Seller

August 23, 2021

i

ii

THIS SALE AND CONTRIBUTION AGREEMENT (such agreement as amended, modified, supplemented or restated from time to time, the “Agreement”) is dated as of August 23, 2021, by and between INVESTCORP CREDIT MANAGEMENT BDC, INC., a Maryland corporation, as the seller (in such capacity, the “Seller”) and INVESTCORP CREDIT MANAGEMENT BDC SPV, LLC, a Delaware limited liability company, as the buyer (in such capacity, the “Buyer”).

W I T N E S S ET H:

WHEREAS, the Buyer desires to purchase from the Seller and the Seller desires to sell to the Buyer certain assets originated, purchased or underwritten by the Seller in its normal course of business, together with, among other things, the related rights of payment thereunder and the interest of the Seller in the Underlying Assets and other interests securing the payments to be made under such loans.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

GENERAL

Section 1.1	Defined Terms.

Capitalized terms used but not defined herein have the meanings provided in the Loan and Security Agreement (as defined below). As used herein, the following terms have the meanings provided below.

“Agreement”: Defined in the Preamble.

“Applicable Insolvency Laws”: Defined in Section 8.1.

“Buyer”: Defined in the Preamble.

“Early Termination”: Defined in Section 8.1.

“Loan and Security Agreement”: The Loan, Security and Investment Management Agreement, dated as of August 23, 2021 among Buyer, as the borrower, CM Investment Partners LLC, as the investment manager, each of the Lenders from time to time party thereto, Capital One, National Association, as the administrative agent and arranger, and Wells Fargo Bank, National Association, as the collateral custodian, as amended, restated, supplemented or otherwise modified from time to time.

“Loan List”: The list of Loans provided by the Seller to the Buyer on each Purchase Date and incorporated as Schedule I to this Agreement by reference.

“Material Adverse Effect”: (a) With respect to the Seller, a material adverse effect on (i) the business, assets, financial condition, operations, performance or properties of the Seller, (ii) the validity, enforceability or collectability of this Agreement or any other Transaction Document against Seller, (iii) the rights and remedies of Buyer with respect to matters arising under this Agreement, (iv) the ability of Seller to perform its obligations under this Agreement, or (v) the status, existence, perfection, priority or enforceability of Buyer’s interest in the Transferred Assets and (b) with respect to the Buyer, a material adverse effect on (i) the business, assets, financial condition, operations, performance or properties of the Buyer, (ii) the validity, enforceability or collectability of this Agreement or any other Transaction Document against Buyer, (iii) the rights and remedies of Seller with respect to matters arising under this Agreement and (iv) the ability of Buyer to perform its obligations under this Agreement.

“Purchase”: A purchase, receipt or other acquisition by the Buyer of Transferred Assets from the Seller pursuant to Section 2.1.

“Purchase Date”: Any day on which any Loan and other Transferred Assets are acquired by the Buyer pursuant to the terms of this Agreement, including any day on which any Loan is acquired by the Buyer in a transaction in which the Buyer is the designee of the Seller under the instruments of conveyance relating to such Loan.

“Purchase Price”: Defined in Section 2.2.

“Purchase Termination Event”: Defined in Section 8.1.

“Seller”: Defined in the Preamble.

“Transferred Assets”: Defined in Section 2.1(a).

“Unmatured Purchase Termination Event”: Any event that, with the giving of notice or the lapse of time, or both, would become a Purchase Termination Event.

Section 1.2	Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3	Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4	Interpretation.

In this Agreement, unless a contrary intention appears:

(i)      the singular number includes the plural number and vice versa;

(ii)       reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii)       reference to any gender includes each other gender;

(iv)         reference to day or days without further qualification mean calendar days;

(v)        reference to any time means New York, New York time;

(vi)       reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(vii)        reference to any delivery or transfer to the Collateral Custodian with respect to the Collateral in this Agreement means delivery or transfer to the Collateral Custodian for the benefit of the Administrative Agent on behalf of the Secured Parties;

(viii)      reference to “including” means “including, without limitation”; and

(ix)        reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.

ARTICLE II

SALE, TRANSFER AND ASSIGNMENT

Section 2.1	Sale, Transfer and Assignment.

(a)      On the terms and subject to the conditions set forth in this Agreement (including the conditions to Purchase set forth in Article III), on each Purchase Date, the Seller hereby sells, transfers, assigns, sets over and otherwise conveys to the Buyer, and the Buyer hereby purchases and takes from the Seller, all right, title and interest (whether now existing, owned or hereafter acquired or arising and wherever located) of the Seller, in the property identified in clauses (i) through (iii) below and other property consisting of, arising out of, or related to any of the following (but excluding any such property constituting Excluded Amounts that are for the account of the Seller) (collectively, the “Transferred Assets”):

(i)       the Loans identified by the Seller as of the initial Purchase Date which are listed on the Loan List attached hereto, and the Loans identified by the Seller as of any additional Purchase Date which are listed on an updated Loan List delivered on such Purchase Date, together with all monies due or to become due in payment of such Loans on and after the applicable Purchase Date, including all Collections;

(ii)       all Underlying Instruments with respect to the Loans referred to in clause (i) above; and

(iii)      all income and Proceeds of the foregoing.

Without limiting the foregoing, the term “Transferred Assets” (i) shall, for all purposes of this Agreement, be deemed to include any Loan acquired by the Buyer in a transaction in which the Buyer is the designee of the Seller under the instruments of conveyance relating to the applicable Loan, subject in each case to the terms of this Agreement (including the representations, warranties, covenants and indemnities of the Seller set forth herein) and (ii) shall include only the rights and obligations of the Seller in its capacity as lender of record and only with respect to the Loans described on the Loan List (and shall exclude any rights or obligations (i) as administrative agent for any Loan and (ii) as lender under any loan not included in the Loan List).

(b)      The Seller, in connection with each delivery of an updated Loan List hereunder relating to any Transferred Assets to be purchased on any Purchase Date, shall be deemed to have certified, and hereby does certify, with respect to such Transferred Assets to be purchased by the Buyer on such day, that its representations and warranties contained in Article IV are true and correct on and as of such day, with the same effect as though made on and as of such day and that no Purchase Termination Event or Unmatured Purchase Termination Event has occurred. The Seller and the Buyer acknowledge that the representations and warranties of the Seller in Article IV will run to and be for the benefit of the Administrative Agent on behalf of the Secured Parties, and the Administrative Agent on behalf of the Secured Parties may enforce, directly without joinder of the Buyer, the repurchase obligations of the Seller with respect to breaches of certain of the representations and warranties set forth herein.

(c)      Except as specifically provided in this Agreement, the sale and purchase of Transferred Assets under this Agreement shall be without recourse to the Seller; it being understood that the Seller shall be liable to the Buyer for all representations, warranties, covenants and indemnities made by the Seller pursuant to the terms of this Agreement.

(d)      Except for future funding obligations under any Transferred Assets, the Buyer, the Administrative Agent, each Lender and the other Secured Parties shall not have any obligation or liability to any Obligor (including any obligation to perform any of the obligations of the Seller (including any obligation with respect to any other related agreements)). Except as set forth in the immediately preceding sentence, no such obligation or liability is intended to be assumed by the Buyer, the Administrative Agent, the Lenders or the Secured Parties, and any such assumption is expressly disclaimed.

(e)      In connection with each Purchase of Transferred Assets hereunder, the Seller shall deliver to the Collateral Custodian and the Administrative Agent no later than 12:00 noon on any Purchase Date (i) a Loan Checklist with respect to each Loan acquired by the Buyer on or prior to such Purchase Date, (ii) a Certificate of Assignment in the form of Exhibit F to the Loan and

Security Agreement (including Exhibit A thereto) and containing such additional information as may be reasonably requested by the Buyer, the Administrative Agent and each Lender or, with respect to any Agented Note with respect to which the Seller is not party to any Underlying Instrument other than the relevant credit agreement, an assignment agreement in accordance with the requirements set forth in clause (a) of the definition of “Required Loan Documents” and (iii) a faxed or emailed copy of the duly executed original promissory notes for each Loan in respect of which a promissory note is issued or, to the extent not previously provided under clause (ii) above, a faxed or emailed copy of a fully executed assignment agreement naming the Seller as assignee or, if the Seller is a direct party thereto, of the fully executed loan or credit agreement related to such Loan and if any Loans are closed in escrow, a written certification from the closing attorneys of such Loan that all documentary conditions to such Loan have been satisfied; provided that notwithstanding the foregoing, the Required Loan Documents shall be delivered by the Seller to the Collateral Custodian within five (5) Business Days after the related Purchase Date.

(f)      In connection with the transfers contemplated by this Agreement, the Seller hereby grants to each of the Buyer, the Administrative Agent and the Investment Manager an irrevocable, non–exclusive license to use, without royalty or payment of any kind, all software used by the Seller to account for the Transferred Assets, to the extent necessary to allow the Buyer, the Administrative Agent or the Investment Manager to administer the Transferred Assets, whether such software is owned by the Seller or is owned by others and used by the Seller under license agreements with respect thereto; provided that should the consent of any licensor of such software be required for the grant of the license described herein, to be effective, the Seller hereby agrees that upon the request of the Buyer or the Administrative Agent, the Seller will use its best reasonable efforts to obtain the consent of such third–party licensor either before the Closing Date or as soon as possible thereafter. The license granted hereby shall be irrevocable until the Facility Maturity Date and shall terminate on the date this Agreement terminates in accordance with its terms. The Seller shall take such action requested by the Buyer or the Administrative Agent, from time to time hereafter, that may be necessary or appropriate to ensure that the Buyer has an enforceable ownership interest and that Administrative Agent (and its assigns), for the benefit of the Secured Parties, under the Loan and Security Agreement have an enforceable security interest in the Transferred Assets purchased by the Buyer as contemplated by this Agreement.

(g)      In connection with the Purchase by the Buyer of the Transferred Assets as contemplated by this Agreement, the Seller shall, at its own expense, indicate clearly and unambiguously in its computer files and its financial statements, on or prior to each Purchase Date, that such Transferred Assets have been purchased by the Buyer in accordance with this Agreement.

(h)      The Seller agrees to deliver to the Buyer on or before each Purchase Date a computer file containing a true, complete and correct Loan List of all Loans to be sold or otherwise conveyed hereunder on such Purchase Date (which shall contain the related Outstanding Balance, Loan number and Obligor name for each Loan) as of the related Purchase Date. Such file or list shall be delivered to the Buyer as confidential and proprietary, and is automatically incorporated into and made a part of this Agreement.

(i)      It is the intention of the parties hereto that the conveyance of all right, title and interest of the Seller in and to any Transferred Assets to the Buyer as provided in this Section 2.1 shall constitute an absolute transfer conveying good title, free and clear of any Lien (other than Permitted Liens) and that the Transferred Assets shall not be part of the Seller’s bankruptcy estate in the event of an Insolvency Event with respect to the Seller. Furthermore, it is not intended that such conveyance be deemed a pledge of the Loans and the other Transferred Assets to the Buyer to secure a debt or other obligation of the Seller. If, however, notwithstanding the intention of the parties, the conveyance provided for in this Section 2.1 is determined to be a transfer for security, then this Agreement shall constitute a “security agreement” within the meaning of Article 9 of the UCC and the Seller shall be deemed to have granted (and hereby grants) to the Buyer a duly perfected, first priority “security interest” within the meaning of Article 9 of the UCC in all right, title and interest in and to the Transferred Assets, now existing and hereafter created, to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the aggregate Purchase Price of the Transferred Assets together with all of the other obligations of the Seller hereunder. The Buyer shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other Applicable Law, which rights and remedies shall be cumulative.

Section 2.2	Purchase Price.

The Purchase Price for each Transferred Asset (a) sold to the Buyer by the Seller under this Agreement shall be a dollar amount equal to the fair market value thereof and (b) acquired by the Buyer directly from a Person who is not the Seller shall be a dollar amount equal to the Purchase Price paid or other amount, however characterized, advanced by the Buyer for such Transferred Asset (in each case, the “Purchase Price”).

Section 2.3	Payment of Purchase Price.

(a)      The Purchase Price for any Transferred Assets sold by the Seller to the Buyer on any Purchase Date shall be paid in a combination of (i) immediately available funds and (ii) if the Buyer does not have sufficient funds to pay the full amount of the Purchase Price, by means of a capital contribution by the Seller to the Buyer.

(b)      Notwithstanding any provision herein to the contrary, the Seller may on any Purchase Date elect to designate all or a portion of the Transferred Assets proposed to be transferred to the Buyer on such date as a capital contribution to the Buyer. In such event, the cash portion of the Purchase Price payable with respect to such transfer shall be reduced by that portion of the Purchase Price of the Transferred Assets that was so contributed; provided that Transferred Assets contributed to the Buyer as capital shall constitute Transferred Assets for all purposes of this Agreement and shall be subject to all representations, warranties, covenants and indemnities hereunder relating to the Transferred Assets.

(c)      Upon the payment of the Purchase Price for any Purchase, title to the Transferred Assets included in such Purchase shall vest in the Buyer, whether or not the conditions precedent to such Purchase and the other covenants and agreements contained herein were in fact satisfied; provided that the Buyer shall not be deemed to have waived any claim it may have under this Agreement for the failure by the Seller in fact to satisfy any such condition precedent, covenant or agreement.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1	Conditions Precedent to Closing and Initial Purchase.

The closing and initial Purchase hereunder are subject to the conditions precedent that (i) each of the conditions precedent to the execution, delivery and effectiveness of each other Transaction Document (other than a condition precedent in any such other Transaction Document relating to the effectiveness of this Agreement) shall have been fulfilled, and (ii) on or prior to the Closing Date, the Seller shall have delivered to the Buyer each of the items specified on Appendix A hereto in form and substance satisfactory to the Buyer.

Section 3.2	Conditions Precedent to all Purchases.

The obligations of the Buyer to Purchase the Transferred Assets from the Seller on any Purchase Date (including the initial Purchase Date) shall be subject to the satisfaction of the following conditions precedent:

(a)      all representations and warranties of the Seller contained in Sections 4.1 and 4.2 shall be true and correct on and as of such date as though made on and as of such date and shall be deemed to have been made on and as of such day;

(b)      the Seller shall have delivered to the Buyer a Loan List that is true, accurate and complete in all respects as of the related Purchase Date;

(c)      on and as of such Purchase Date, the Seller shall have performed all of the covenants and agreements required to be performed by it on or prior to such date pursuant to the provisions of this Agreement;

(d)      no Purchase Termination Event (or event which, with the passage of time or the giving of notice, or both, would constitute a Purchase Termination Event) shall have occurred and be continuing or would result from such Purchase;

(e)      the Termination Date shall not have occurred;

(f)      no Applicable Law shall prohibit or enjoin, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of any such Purchase by the Buyer in accordance with the provisions hereof; and

(g)      the Seller shall have paid all fees, costs and expenses required to be paid by it on the applicable Purchase Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1	Seller’s Representations and Warranties.

As of each Purchase Date, the Seller represents and warrants to the Buyer for the benefit of the Buyer and each of its successors and assigns that:

(a)      Organization and Good Standing. The Seller has been duly organized, and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority and legal right to acquire, own, sell, underwrite, refer, designate and grant interests in the Transferred Assets.

(b)      Due Qualification. The Seller has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals, except where the failure to be so qualified, licensed or approved would not have a Material Adverse Effect with respect to the Seller.

(c)      Power and Authority; Due Authorization; Execution and Delivery. The Seller (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver this Agreement, (b) carry out the terms of this Agreement, and (c) acquire, own, sell, underwrite, refer, designate and grant interests in the Transferred Assets on the terms and conditions provided herein, and (ii) has duly authorized (or its member or managers, as applicable, has or have authorized) by all necessary limited liability company action the execution, delivery and performance of this Agreement and the acquisition, sale, underwriting, referral, designation and grant of an interest in the Transferred Assets on the terms and conditions herein provided. This Agreement has been duly executed and delivered by the Seller.

(d)      Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e)      No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Seller’s Governing Documents or any Contractual Obligation of the Seller, (ii) result in the creation or imposition of any Lien upon any of the Seller’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f)      No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Seller, threatened against the Seller, before any Governmental

Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect with respect to the Seller.

(g)      All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Seller of this Agreement have been obtained.

(h)      Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by the Seller.

(i)      Solvency. The Seller is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement do not and will not render the Seller not Solvent.

(j)      Taxes. The Seller has filed or caused to be filed all tax returns that are required to be filed by it and has timely paid all Taxes due.

(k)      Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including the use of the proceeds from the sale of the Transferred Assets) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Seller does not own or intend to carry or purchase, and no proceeds from the sale of the Transferred Assets will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(l)      Security Interest.

(i)      this Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Transferred Assets in favor of the Buyer, which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from the Seller;

(ii)      the Transferred Assets constitute “instruments”, “general intangibles”, “certificated securities”, “uncertificated securities”, “deposit accounts”, “investment property,” “proceeds” (each as defined in the applicable UCC) and/or such other category of collateral under the applicable UCC as to which the Seller has complied with its obligations under this Section 4.1(l);

(iii)      the Seller owns and has good and marketable title to the Transferred Assets purchased by the Buyer hereunder on such Purchase Date, and is transferring such Transferred Assets to the Buyer free and clear of any Lien of any Person (other than Permitted Liens);

(iv)        the Seller has received all consents and approvals required by the terms of any Loan, if any, to the sale and granting of a security interest in the Loans hereunder to the Buyer and granting of a security interest in the Loans to the Administrative Agent as assignee, on behalf of the Secured Parties pursuant to the Loan and Security Agreement;

(v)        the Seller has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Transferred Assets granted hereunder to the Buyer;

(vi)        other than the security interest granted to the Buyer pursuant to this Agreement and other than security interests that are released in connection with the transfer of Transferred Assets to the Buyer, the Seller has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Transferred Assets. The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a collateral description covering the Transferred Assets other than any financing statement (A) relating to the security interest granted to the Buyer under this Agreement, (B) that has been terminated or for which a release or partial release (which releases at least any collateral constituting Transferred Assets) has been filed and/or fully and validly assigned to the Buyer on or prior to the date hereof or the applicable Purchase Date or (C) relating to Permitted Liens. The Seller is not aware of the filing of any judgment or tax lien filings against the Seller with respect to, or that would attach to, any Transferred Assets;

(vii)       other than in the case of Noteless Loans, all original executed copies of each underlying promissory note (if any) that constitutes or evidences each Loan included in the Transferred Assets that is evidenced by a promissory note has been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian or its bailee;

(viii)      none of the underlying promissory notes (if any) that constitute or evidence the Loans included in the Transferred Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Buyer (and by the Buyer to the Administrative Agent, on behalf of the Secured Parties);

(ix)       with respect to Transferred Assets that constitute a “certificated security,” if any, such certificated security has been delivered to the Collateral Custodian, on behalf of the Administrative Agent, and, if in registered form, has been specially Indorsed to the Collateral Custodian, or in blank by an effective Indorsement or has been registered in the name of the Administrative Agent upon original issue or registration of transfer by the Seller of such certificated security; and

(x)        with respect to Transferred Assets that constitute an “uncertificated security”, if any, the Seller has caused the Administrative Agent to gain “control” of such Collateral pursuant to Section 8-106(c) of the applicable UCC and such control remains effective.

(m)      Reports Accurate. All Required Reports, information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Seller to the Buyer in connection with this Agreement and the Transferred Assets are true, complete and correct in all material respects.

(n)      Location of Offices. The Seller’s location (within the meaning of Article 9 of the UCC) is Maryland. The office where the Seller keeps all the records is at the address of the Seller referred to in Section 10.2 hereof (or at such other locations as to which the notice and other requirements specified in Section 5.2(e) shall have been satisfied). The Seller’s principal place of business is New York.

(o)      Tradenames. The Seller has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(p)      Sale Agreement. This Agreement together with the Transfer Documents are the only agreements pursuant to which the Seller sells or otherwise transfers the Transferred Assets to the Buyer.

(q)      Value Given. The Buyer has given reasonably equivalent value to the Seller in consideration for the transfer to the Buyer of the Transferred Assets as contemplated by this Agreement (including for such purpose the portion of the Purchase Price that is treated as a capital contribution from the Seller to the Buyer), no such Purchase has been made for or on account of an antecedent debt owed by the Seller to the Buyer, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code. The transfer of such Transferred Assets by the Seller to the Buyer is on fair and reasonable terms that are no less favorable than would be obtained in a comparable arm’s-length transaction.

(r)      Accounting. The Seller accounts for the transfers to the Buyer from the Seller of interests in Transferred Assets as sales of such Transferred Assets for consolidated accounting purposes and for legal and, where relevant, tax purposes on its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein, provided that for federal income tax reporting purposes, the Buyer is treated as a “disregarded entity” and, therefore, the transfer of Transferred Assets by the Seller to the Buyer hereunder will not be recognized.

(s)      Special Purpose Entity. The Buyer is an entity with assets and liabilities separate and distinct from those of the Seller and any Affiliates thereof, and the Seller hereby acknowledges that the Administrative Agent, the Lenders and the other Secured Parties are entering into the transactions contemplated by the Loan and Security Agreement in reliance upon the Buyer’s identity as a legal entity that is separate from the Seller and from each other Affiliate of the Seller.

(t)      Confirmation from the Seller. Each of the Buyer and the Seller is aware that the filing of a voluntary petition under the Bankruptcy Code for the purpose of making any Transferred Assets or any other assets of the Buyer available to satisfy claims of the creditors of the Seller would not result in making such assets available to satisfy such creditors under the Bankruptcy Code.

(u)        Investment Company Act. The Seller is not, and is not controlled by, an “investment company” within the meaning of, and is not subject to regulation under, the 1940 Act.

(v)        ERISA. The Seller does not maintain, nor are any employees of the Seller permitted to participate in, a Pension Plan.

(w)        Compliance with Law. The Seller has complied in all respects with all Applicable Laws to which it may be subject, and no item of the Transferred Assets contravenes any Applicable Laws.

(x)        Credit and Collection Policy. The Seller has complied in all material respects with all provisions applicable to it under the Credit and Collection Policy with respect to all of the Transferred Assets.

(y)        Set–Off, etc. As of the related Purchase Date for a Transferred Asset, such Transferred Asset has not been compromised, adjusted, extended, satisfied, subordinated, rescinded, set–off or modified by the Seller or by the Obligor thereof, and such Transferred Asset is not subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set–off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning such Transferred Assets or otherwise, by the Seller or by the Obligor with respect thereto, except for amendments, extension and modifications, if any, to such Transferred Asset otherwise permitted under the Transaction Documents and in accordance with the Credit and Collection Policy.

(z)        Full Payment. As of the Purchase Date thereof, the Seller has no actual knowledge of any fact which leads it to expect that any Transferred Assets will not be paid in full.

(aa)      Representations and Warranties for Benefit of the Buyer’s Assignees. Each of the representations and warranties of the Seller contained in this Agreement and each certificate or other document furnished by the Seller pursuant thereto, and that have been executed and delivered on or prior to such Purchase Date is true and correct in all material respects on the date it was made, and the Seller hereby makes each such representation and warranty as of the date it was made to, and for the benefit of the Administrative Agent, the Lenders and the other Secured Parties as if the same were set forth in full herein.

(bb)      Ownership of the Buyer. The Seller owns, directly or indirectly, 100% of the membership interests of the Buyer free and clear of any Lien (other than Permitted Liens and any other Liens approved in writing by the Administrative Agent in its sole discretion). Such membership interests are validly issued, and there are no options, warrants or other rights to acquire membership interests of the Buyer.

(cc)      USA PATRIOT Act. Neither the Seller nor any Affiliate of the Seller is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act,

i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

It is understood and agreed that the representations and warranties provided in this Section 4.1 shall survive (x) the sale and assignment or contribution of the Transferred Assets by the Seller to the Buyer, or the acquisition of the Transferred Assets by the Buyer, as applicable, from a Person other than the Seller and (y) any subsequent transfer of the Transferred Assets by the Buyer, as applicable, (including its grant of a first priority perfected security interest in, to and under the Transferred Assets pursuant to the Loan and Security Agreement, as applicable) and such representations and warranties, may not be waived by any party hereto without the consent of the Administrative Agent, as applicable.

Section 4.2	Representations and Warranties of the Seller Relating to the Agreement and the Transferred Assets.

The Seller hereby represents and warrants to the Buyer, as of the Closing Date and as of each Purchase Date:

(a)        Binding Obligation, Valid Transfer and Security Interest. This Agreement constitutes a valid transfer to the Buyer of all right, title and interest of the Seller in, to and under all of the Transferred Assets, free and clear of any Lien of any Person claiming through or under the Seller or its Affiliates, except for Permitted Liens. If the conveyances contemplated by this Agreement are determined to be a transfer for security, then this Agreement constitutes a grant of a security interest in all of the Transferred Assets to the Buyer which upon the delivery of the Required Loan Documents to the Collateral Custodian, the crediting of Loans to the Accounts and the filing of the financing statements described in Section 4.1(l) and, in the case of additional Loans on the applicable Purchase Date, shall be a valid and enforceable first priority perfected security interest in all Transferred Assets, subject only to the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to the Loan and Security Agreement. Neither the Seller nor any Person claiming through or under Seller shall have any claim to or interest in any Collection Account and if this Agreement constitutes the grant of a security interest in such property, except for the interest of the Seller in such property as a debtor for purposes of the UCC.

(b)        Eligibility of Transferred Assets. As of each Purchase Date, (i) Schedule I is an accurate and complete listing of all the Loans and other Transferred Assets hereunder as of such Purchase Date and the information contained therein with respect to the identity of such Loans and other Transferred Assets and the amounts owing thereunder is true and correct as of the related Purchase Date, (ii) each such Loan that is part of the Borrowing Base is an Eligible Loan as of its Purchase Date, (iii) the Buyer owns all right, title and interest in and to each such Transferred Asset, free and clear of any Lien of any Person (other than Liens released in connection with the sale of such Transferred Asset to the Buyer and the security interest granted by the Buyer to the Administrative Agent, on behalf of the Secured Parties, pursuant to the Loan and Security Agreement) and in compliance with all Applicable Laws, (iv) with respect to each such Transferred Asset, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given in connection with the transfer of an ownership interest in such Transferred Assets to the Buyer have been duly obtained, effected or given and are in full force and effect, and (v) the representations and warranties set forth in Section 4.2(a) are true and correct with respect to each Transferred Asset.

(c)        No Fraud. Each Loan was originated without any fraud or material misrepresentation by the Seller or, to the best of the Seller’s knowledge, on the part of the Obligor.

It is understood and agreed that the representations and warranties provided in this Section 4.2 shall survive (x) the sale and assignment or contribution of the Transferred Assets by the Seller to the Buyer and (y) any subsequent transfer of the Transferred Assets by the Buyer or its assignee (including the Buyer’s grant of a perfected security interest in, to and under the Transferred Assets pursuant to the Loan and Security Agreement, which shall be a first priority security interest) and such representations and warranties, may not be waived by any party hereto without the consent of the Administrative Agent, as applicable.

Section 4.3	Representations and Warranties of the Buyer.

The Buyer hereby represents and warrants to the Seller, as of the Closing Date and as of each Purchase Date, that:

(a)        Organization and Good Standing. The Buyer has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority and legal right to acquire and own the Transferred Assets.

(b)        Due Qualification. The Buyer is duly qualified to do business and is in good standing as a limited liability company, and has obtained all necessary qualifications, licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be so qualified, licensed or approved would not have a Material Adverse Effect with respect to the Buyer.

(c)        Power and Authority; Due Authorization; Execution and Delivery. The Buyer (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of this Agreement and the other Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the purchase of the Transferred Assets on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Buyer is a party have been duly executed and delivered by the Buyer.

(d)        Binding Obligation. This Agreement and each other Transaction Document to which the Buyer is a party constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e)        No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Buyer’s organizational documents or any Contractual Obligation of the Buyer, (ii) result in the creation or imposition of any Lien (other than the security interest granted to the Borrower pursuant to this Agreement and the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to the Loan and Security Agreement) upon any of the Buyer’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f)        No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Buyer, threatened against the Buyer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Buyer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Buyer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect with respect to the Buyer.

(g)        All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Buyer of this Agreement and any other Transaction Document to which the Buyer is a party have been obtained.

(h)        Value Given. The Buyer has given reasonably equivalent value to the Seller as consideration for the transfer to the Buyer of such Transferred Assets as contemplated by this Agreement, no such transfer has been made for or on account of an antecedent debt owed by the Seller or any such other Person to the Buyer, and no such transfer is or may be voidable or subject to avoidance as to the Buyer under any section of the Bankruptcy Code. The transfer of such Transferred Assets by the Seller to the Buyer is on fair and reasonable terms that are no less favorable than would be obtained in a comparable arm’s-length transaction.

ARTICLE V

COVENANTS

Section 5.1	Affirmative Covenants of the Seller.

From the date hereof until the Facility Maturity Date:

(a)        Compliance with Laws. The Seller will comply in all material respects with all Applicable Laws, including those with respect to the Transferred Assets or any part thereof, except for instances of non-compliance that could not reasonably be expected to have a Material Adverse Effect with respect to the Seller.

(b)        Preservation of Corporate Existence. The Seller will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect with respect to the Seller.

(c)        Performance and Compliance with Transferred Assets. The Seller will, at its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Transferred Assets and all other agreements related to such Transferred Assets.

(d)        [Reserved]

(e)        Protection of Interest in Transferred Assets. All Transferred Assets acquired by the Buyer from the Seller will be acquired pursuant to and in accordance with the terms of this Agreement and the Transfer Documents and the Seller will, (i) at its expense take all action necessary to perfect, protect and more fully evidence the Buyer’s ownership of or security interest in such Transferred Assets free and clear of any Lien other than Permitted Liens, including (A) filing and maintaining (at its expense) effective financing statements against the Seller, in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (ii) permit the Buyer, the Administrative Agent or their respective agents or representatives to visit the offices of the Seller during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Transferred Assets and discuss matters related thereto with any of the officers or employees of the Seller having knowledge of such matters (provided that prior to the occurrence of a Purchase Termination Event or an Unmatured Purchase Termination Event, such visits shall be limited to twice per 12-month period but after the occurrence of a Purchase Termination Event or an Unmatured Purchase Termination Event no such limitation shall apply), and (iii) take all additional action that the Buyer and the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Transferred Assets.

(f)        Deposit of Collections. If requested by Buyer or Administrative Agent in connection with the sale or transfer of any Transferred Assets, the Seller will instruct the administrative agent under each Transferred Asset or the applicable Obligors thereof if no administrative agent exists to make all payments relating to all Transferred Assets directly to the applicable Collection Account. In the event any payments relating to any Transferred Assets are remitted directly to the Seller or any Affiliate of the Seller, the Seller will remit such payments (or will cause all such payments to be remitted) directly to the applicable Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, the Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Buyer and the Secured Parties.

(g)        Credit and Collection Policy. The Seller as originator will (a) comply in all material respects with the Credit and Collection Policy in regard to the Transferred Assets, and (b) furnish to the Buyer and the Administrative Agent, prior to its effective date, prompt written notice of any material changes in the Credit and Collection Policy.

(h)        Purchase Termination Events. The Seller will provide the Buyer and the Administrative Agent with prompt written notice of the occurrence of each Purchase Termination Event and each Unmatured Purchase Termination Event of which the Seller has knowledge or has received notice. In addition, no later than two (2) Business Days following the Seller’s knowledge or notice of the occurrence of any Purchase Termination Event or Unmatured Purchase Termination Event, the Seller will provide to the Buyer and the Administrative Agent a written statement of the Responsible Officer handling financial matters of the Seller setting forth the details of such event and the action that the Seller proposes to take with respect thereto.

(i)        Taxes. The Seller will file and pay any and all Taxes required to meet its obligations with respect thereto under this Agreement.

(j)        Adverse Claims. The Seller will not create, or participate in the creation of, or permit to exist, any Liens in relation to any Collection Account.

(k)        Notices. The Seller will furnish to the Buyer and the Administrative Agent:

(i)      Income Tax Liability. Within two (2) Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of the Seller or the Buyer which equal or exceed $100,000 in the aggregate, telephonic, facsimile or telecopy notice (confirmed in writing within two (2) Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(ii)     Representations and Warranties. Forthwith upon receiving knowledge of the same, the Seller shall notify the Buyer and the Administrative Agent if any representation or warranty set forth in Section 4.1 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Buyer and the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Seller shall notify the Buyer and the Administrative Agent in the manner set forth in the preceding sentence before any Purchase Date of any facts or circumstances within the knowledge of the Seller which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made; and

(iii)    Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Seller, is likely to have a Material Adverse Effect with respect to Seller.

(l)        Other. The Seller will furnish to the Buyer and the Administrative Agent promptly, from time to time, such other information, documents, records or reports respecting the Transferred Assets or the condition or operations, financial or otherwise, of the Seller as the Buyer or the Administrative Agent may from time to time reasonably request in order to protect the interests of the Buyer, the Administrative Agent and the Secured Parties under or as contemplated by this Agreement and the Loan and Security Agreement.

(m)      Separate Identity. The Seller acknowledges that the Administrative Agent, the Lenders and the other Secured Parties are entering into the transactions contemplated by this Agreement and the Loan and Security Agreement in reliance upon the Buyer’s identity as a legal entity that is separate from the Seller and each other Affiliate of the Seller. Accordingly, from and after the date of execution and delivery of this Agreement, the Seller will take all reasonable steps, including all steps that the Buyer or the Administrative Agent may from time to time reasonably request, to maintain the Buyer’s identity as a legal entity that is separate from the Seller and each other Affiliate of the Seller and to make it manifest to third parties that the Buyer is an entity with assets and liabilities distinct from those of the Seller and each other Affiliate thereof and not just a division of the Seller or any such other Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Seller agrees that:

(i)      the Seller will take all other actions necessary on its part to ensure that the Buyer is at all times in compliance with Section 4.1(t) of the Loan and Security Agreement;

(ii)     the Seller shall maintain corporate records and books of account separate from those of the Buyer;

(iii)    the annual financial statements of the Seller shall disclose the effects of the Seller’s transactions in accordance with GAAP and the annual financial statements of the Seller shall note that the assets of the Buyer, including the Transferred Assets, are not available to pay creditors of the Seller or any other Affiliate of the Seller;

(iv)    the resolutions, agreements and other instruments underlying the transactions described in this Agreement shall be continuously maintained by the Seller as official records;

(v)     the Seller shall maintain an arm’s–length relationship with the Buyer and will not hold itself out as being liable for the debts of the Buyer;

(vi)    the Seller shall keep its assets and its liabilities wholly separate from those of the Buyer; and

(vii)    the Seller will avoid the appearance, and promptly correct any known misperception of any of the Seller’s creditors, that the assets of the Buyer are available to pay the obligations and debts of the Seller.

(n)        Cooperation with Requests for Information or Documents. The Seller will cooperate fully with all reasonable requests of the Buyer regarding the provision of any information or documents, necessary or desirable, including the provision of such information or documents in electronic or machine–readable format, to allow each of the Buyer and its assignees to carry out their responsibilities under the Transaction Documents.

(o)        Payment Performance and Discharge of Obligations. The Seller will pay, perform and discharge all of its obligations and liabilities, including all taxes, assessments and governmental charges upon its income and properties, when due, the non–payment, performance or discharge of which would reasonably be expected to have a Material Adverse Effect with respect to the Seller, unless and only to the extent that such obligations, liabilities, taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings and that, to the extent required by GAAP, proper and adequate book reserves relating thereto are established by the Seller and then only to the extent that a bond is filed in cases where the filing of a bond is necessary to avoid the creation of a Lien against any of its properties.

Section 5.2	Negative Covenants of the Seller.

From the date hereof until the Facility Maturity Date:

(a)        Loans Not to be Evidenced by Instruments. The Seller will take no action (and will not cause Investment Manager to take any action) to cause any Loan that is not, as of the related Purchase Date, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan or unless such Instrument is promptly delivered to the Collateral Custodian, together with an Indorsement in blank, as collateral security for such Loan.

(b)        Security Interests. Except as otherwise permitted herein, in the Loan and Security Agreement and in respect of any Discretionary Sale, the Seller will not and will not cause or permit the Buyer to sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Transferred Assets, whether now existing or hereafter acquired or any interest, therein. The Seller will promptly notify the Buyer, the Administrative Agent and the Collateral Custodian of the existence of any Lien other than as permitted in the immediately preceding sentence on any Transferred Assets and the Seller shall defend the right, title and interest of the Buyer, and the Administrative Agent for the benefit of the Secured Parties in, to and under the Transferred Assets against all claims of third parties; provided that nothing in this Section 5.2(b) shall prevent or be deemed to prohibit the Seller from suffering to exist Permitted Liens upon any of the Transferred Assets and Liens permitted in the immediately preceding sentence.

(c)        Mergers, Acquisitions, Sales, etc. The Seller will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Seller is the surviving entity and unless:

(i)      the Seller has delivered to the Buyer and the Administrative Agent an Officer’s Certificate and an Opinion of Counsel each stating that any consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section 5.2(c) and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Seller and such other matters as the Buyer or the Administrative Agent may reasonably request;

(ii)     the Seller shall have delivered notice of such consolidation, merger, conveyance or transfer to the Buyer and the Administrative Agent;

(iii)    after giving effect thereto, no Purchase Termination Event or Unmatured Purchase Termination Event shall have occurred; and

(iv)    the Administrative Agent and the Buyer have consented in writing to such consolidation, merger, conveyance or transfer.

(d)        Restricted Payments. The Seller shall not cause or permit the Buyer to make any Restricted Payment, except in accordance with the Loan and Security Agreement.

(e)        Change of Name or Location of Loan Files. The Seller shall not change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps the records from the location referred to in Section 10.2, or change the jurisdiction of its incorporation, unless the Seller has given at least 30 days’ prior written notice to the Buyer, the Collateral Custodian and the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Buyer and the Administrative Agent, for the benefit of the Secured Parties, in the Transferred Assets.

(f)        Accounting of Purchases. The Seller will not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as a sale or contribution of the Transferred Assets by the Seller to the Buyer; provided that for federal income tax reporting purposes, the Buyer is treated as a “disregarded entity” and, therefore, the transfer of Transferred Assets by the Seller to the Buyer hereunder will not be recognized; and provided, further, that nothing shall prevent Seller from showing the Transferred Assets as consolidated assets of the Seller and its consolidated subsidiaries on Seller’s consolidated financial statements.

(g)        Organizational Documents. The Seller will not cause or permit the Buyer to amend, modify, waive or terminate any provision the Buyer’s limited liability company agreement except in accordance with the Loan and Security Agreement.

(h)        Changes in Payment Instructions to Obligors. The Seller will not (and will cause the Investment Manager to not) add or terminate any Collection Account listed in Schedule II or make any change in its instructions to the administrative agent under each Transferred Asset or the applicable Obligors thereof if no administrative agent exists, regarding payments to be made with respect to the Transferred Assets to any Collection Account, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld).

(i)        Extension or Amendment of Transferred Assets. The Seller will not, except as otherwise permitted in Section 6.4(a) of the Loan and Security Agreement, extend, amend or otherwise modify, or, cause or permit the Investment Manager to, except as otherwise permitted in Section 6.4(a) of the Loan and Security Agreement, extend, amend or otherwise modify, the terms of any Transferred Assets (including the Underlying Assets).

(j)        Credit and Collection Policy. The Seller will not (and will cause the Investment Manager to not) agree to or otherwise permit to occur any change in the Credit and Collection Policy that could reasonably be expected to have a Material Adverse Effect with respect to Seller without the prior written consent of the Administrative Agent; provided, that no consent shall be required from the Administrative Agent in connection with any change mandated by Applicable Law or a Governmental Authority.

(k)        Voluntary Petition. The Seller will not cause the Buyer to file a voluntary petition under the Bankruptcy Code or Insolvency Laws.

ARTICLE VI

SUBSTITUTIONS AND PURCHASE OF LOANS

Section 6.1	Replacement, Removal and Purchase of Loans

(a)        Replacement of Loans. On any day prior to the occurrence of a Purchase Termination Event, the Seller and the Buyer may, subject to the conditions set forth in this Section 6.1 and subject to the other restrictions contained herein, replace any Loan then included in the Transferred Assets with one or more Eligible Loans (each, a “Substitute Loan”); provided that no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement:

(i)      no Event of Default has occurred and is continuing and, immediately after giving effect to such replacement, no Default or Event of Default shall have occurred;

(ii)     all conditions precedent set forth in Section 3.2 of the Loan and Security Agreement have been satisfied with respect to each Substitute Loan to be acquired by the Buyer;

(iii)    immediately after giving effect to such replacement, the Borrowing Base Deficiency Amount shall be equal to zero; provided that, notwithstanding anything to the contrary set forth in Section 3.2 of the Loan and Security Agreement, in the event a Borrowing Base Deficiency shall have existed immediately prior to giving effect to such replacement, the Buyer may effect a replacement so long as, immediately after giving effect to such replacement and any other sale or transfer substantially contemporaneous therewith, the Borrowing Base Deficiency Amount is reduced;

(iv)    all representations and warranties of the Seller contained in Section 4.1 and Section 4.2 shall be true and correct;

(v)     such replacement shall not cause a Purchase Termination Event or Unmatured Purchase Termination Event to occur; and

(vi)    the limitations of Section 2.14(f) of the Loan and Security Agreement shall have been met with respect to such replacement.

In addition, the Seller shall in connection with such replacement deliver within five (5) Business Days to the Collateral Custodian the related Required Loan Documents.

(b)        Removal or Replacement of Warranty Loans. If on any day a Loan is (or becomes) a Warranty Loan that (x) that fails to satisfy any criteria set forth in clause (iii) of the definition of “Eligible Loan” as of the date of acquisition of such Loan, (y) that fails to satisfy the criteria set forth in clause (iii)(j)(ii) of the definition of “Eligible Loan” as of the date of determination or (z) with respect to which the Seller had failed to deliver the Required Loan Documents described in Section 3.2(i) of the Loan and Security Agreement within the time periods set forth therein, no later than five (5) Business Days following the earlier of knowledge by the Seller of such Loan becoming a Warranty Loan described in the preceding clauses (x), (y), and (z) or receipt by the Seller from the Buyer of written notice thereof, the Seller shall either: (a) make a deposit to the General Collection Account in immediately available funds in an amount equal to the sum of (i) the Adjusted Borrowing Value of such Loan at such time multiplied by the Advance Rate applicable to such Loan, (ii) any expenses or fees with respect to such Loan and (iii) costs and damages incurred by the Administrative Agent or by any Lender in connection with any violation by such Loan of any Applicable Law; or (b) subject to the satisfaction of the conditions in Section 6.1(a), substitute for such Warranty Loan a Substitute Loan. In either of the foregoing instances, the Seller may (in its discretion) accept retransfer of each such Warranty Loan and any Underlying Assets. Upon the transfer of each Warranty Loan, the Buyer shall (if and when the Seller elects to accept the retransfer of such Warranty Loan or directs the Buyer to transfer such Loan to a third party) automatically and without further action be deemed to transfer, assign and set-over to or at the direction of the Seller, without recourse, representation or warranty, all the right, title and interest of the Buyer in, to and under such Warranty Loan and all future monies due or to become due with respect thereto, the Underlying Assets, all Proceeds of such Warranty Loan, all rights to security for any such Warranty Loan, and all Proceeds and products of the foregoing. The Buyer shall (if and when the Seller elects to accept the retransfer of such Warranty Loan or directs the Buyer to transfer such Loan to a third party), at the request and sole expense of the Seller, execute such documents and instruments of transfer, assignment and release as may be prepared by the Seller and take other such actions as shall reasonably be requested by the Seller to effect the transfer of such Warranty Loan pursuant to this Section 6.1(b). It is understood and agreed that, with respect to a Warranty Loan, repurchase of such Warranty Loan by the Seller (or a third party) or substitution by the Seller of a Substitute Loan for such Warranty Loan shall be the sole remedies available to the Buyer and its assignees hereunder (but shall not limit any claims under Section 9.1 in respect of any Indemnified Amounts).

ARTICLE VII

ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF THE TRANSFERRED ASSETS

Section 7.1	Rights of the Buyer.

(a)        The Seller hereby authorizes the Buyer, the Investment Manager, the Administrative Agent, on behalf of the Secured Parties, as applicable, and/or their respective designees or assignees to each take any and all steps in the Seller’s name and on behalf of the Seller that the Buyer, the Investment Manager, the Administrative Agent, on behalf of the Secured Parties, as applicable, and/or their respective designees or assignees determine are reasonably necessary or appropriate to collect all amounts due under any and all Transferred Assets and to enforce or protect the Buyer’s, the Administrative Agent’s, on behalf of the Secured Parties, as applicable, rights under this Agreement, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Transferred Assets.

(b)        Except as set forth in the Loan and Security Agreement, the Buyer shall have no obligation to account for, replace, substitute or return any Transferred Assets to the Seller.

(c)        The Buyer shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Transferred Assets and all of the Buyer’s right, title and interest in, to and under this Agreement, on whatever terms the Buyer shall determine, pursuant to the Loan and Security Agreement or otherwise.

(d)        The Buyer shall have the sole right to retain any gains or profits created by buying, selling or holding the Transferred Assets and shall have the sole risk of and responsibility for losses or damages created by such buying, selling or holding.

Section 7.2	Responsibilities of the Seller.

Notwithstanding anything to the contrary contained herein, the Seller agrees to deliver directly to the Collateral Custodian (for the Buyer’s account), within two (2) Business Days after receipt thereof, any Collections that it receives, in the form so received, and agrees that all such Collections shall be deemed to be received in trust for the Buyer and shall be maintained and segregated separate and apart from all other funds and monies of the Seller until delivery of such Collections to the applicable Collection Account.

Section 7.3	Rights With Respect to Loan Files.

At any time when an Investment Manager other than CM Investment Partners LLC has been designated an Investment Manager pursuant to Section 6.11 of the Loan and Security Agreement, the Seller shall, at the request of the Buyer and the Administrative Agent, assemble copies of all of the Loan Files in its possession which evidence the Transferred Assets originated by the Seller, or which are otherwise necessary or desirable to collect such Transferred Assets, and make the same available to the Buyer or the Administrative Agent at a place selected by the Administrative Agent.

Section 7.4	Notice to Administrative Agent.

The Seller agrees that, concurrently with its delivery to the Buyer, copies of all notices, reports, documents and other information required to be delivered by the Seller to the Buyer hereunder shall be delivered by the Seller to the Administrative Agent.

ARTICLE VIII

TERM AND TERMINATION

Section 8.1	Purchase Termination Events.

(a)       If any of the following events (each a “Purchase Termination Event”) shall have occurred and be continuing:

(i)      the Seller shall fail to pay any amount required to be paid by the Seller hereunder and such failure shall continue unremedied for a period of two (2) Business Days from the earlier of (A) the date any Responsible Officer of the Seller obtains knowledge of such failure and (B) the date the Seller receives notice of such failure from the Buyer, the Investment Manager or the Administrative Agent; or

(ii)      the Seller shall fail to observe or perform the covenants set forth in Sections 5.1(a), 5.1(b), 5.1(f), 5.1(j) or 5.2; or

(iii)      the Seller shall fail to observe or perform in any material respect any covenant or agreement applicable to it contained herein (other than as specified in clause (i) of this Section 8.1(a)); provided that no such failure shall constitute a Purchase Termination Event under this clause (ii) unless such failure shall continue unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Seller by the Buyer or the Administrative Agent and (ii) the date on which any Responsible Officer of the Seller acquires knowledge thereof; or

(iv)      there shall have occurred an Insolvency Event relating to the Seller; or

(v)      there shall have occurred (A) an Event of Default under the Loan and Security Agreement or (B) the Revolving Period End Date;

then, (A) in the case of any Purchase Termination Event described in clause (iii) above, the obligation of the Buyer to purchase Transferred Assets from the Seller shall thereupon terminate without notice of any kind, which is hereby waived by the Seller unless both the Buyer and the Seller (with the written consent of the Administrative Agent) agree in writing that such event shall not trigger an Early Termination (as defined below) hereunder and (B) in the case of any other Purchase Termination Event, so long as such Purchase Termination Event shall be continuing, the Buyer or the Administrative Agent may terminate the Buyer’s obligation to purchase Transferred Assets from the Seller by written notice to the Seller (any termination pursuant to the foregoing clauses (A), or (B) is herein called an “Early Termination”); provided that in the event a Purchase Termination Event has occurred due to any involuntary petition or proceeding with respect to Seller as described in the definition of Insolvency Event, the Buyer shall not purchase Transferred Assets from the Seller unless such involuntary petition or proceeding is dismissed, bonded or discharged within sixty (60) days of the filing of such petition or the commencement of such proceeding.

Section 8.2	[Reserved]

Section 8.3	Survival of Certain Provisions.

Notwithstanding any provision contained herein to the contrary, the Seller’s representations, covenants and obligations set forth in Articles IV, V, VI and VII create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Facility Maturity Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Seller pursuant to Article IV and the provisions of Article VI, the indemnification and payment provisions of Article IX and the provisions of Sections 10.3, 10.7, 10.8 and 10.17 shall be continuing and shall survive any termination of this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1	Indemnification by the Seller.

(a)       Without limiting any other rights that the Buyer, any assignee of the Buyer or any of such Persons’ respective shareholders, officers, employees, agents, or Affiliates (each an “Indemnified Party”) may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by such Indemnified Party or any of them as a result of any of the Indemnified Matters (as defined below), excluding, however, (a) Indemnified Amounts to the extent resulting from the gross negligence or willful misconduct on the part of the applicable Indemnified Party, and (b) Indemnified Amounts that have the effect of recourse for non–payment of the Transferred Assets due to credit problems of the Obligors (including bankruptcy or insolvency). If the Seller has made any indemnity payment pursuant to this Section 9.1 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts, then the recipient shall repay to the Seller an amount equal to the amount it has collected from others in respect of such Indemnified Amounts. As used herein, “Indemnified Matters” means:

(i)       any representation or warranty made or deemed made by the Seller, or any of its officers under or in connection with this Agreement, which shall have been false, incorrect or misleading in any material respect when made or deemed made or delivered;

(ii)      the failure by the Seller to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Transferred Assets or the nonconformity of any Transferred Assets with any such Applicable Law, or any breach by the Seller of its contractual obligations with respect to any Transferred Assets;

(iii)     the failure to vest and maintain vested in the Buyer, an ownership interest in the Transferred Assets, together with all Collections, free and clear of any Lien (other than Permitted Liens or other Liens to which the Administrative Agent has consented in its sole discretion) whether existing at the time of any Purchase or at any time thereafter;

(iv)     the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Transferred Assets, whether at the time of any Purchase or at any subsequent time which are required by this Agreement or the other Transaction Documents;

(v)      at the time of conveyance of a Transferred Asset, the existence of any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) of an Obligor to the payment with respect to any Transferred Assets (including a defense based on the Transferred Assets not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

(vi)     any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Seller to qualify to do business or file any notice or business activity report or any similar report;

(vii)    any action taken by the Seller in the enforcement or collection of any Transferred Assets;

(viii)   any claim, suit or action of any kind arising out of or in connection with Environmental Laws that arose prior to the date any Transferred Asset was sold or otherwise transferred to Buyer, including any vicarious liability;

(ix)     the failure by Seller to pay when due any Taxes for which the Seller is liable, including sales, excise or personal property taxes payable in connection with the Transferred Assets;

(x)      any repayment by the Indemnified Party of any amount previously distributed hereunder or under any Transaction Document to the Seller, in each case which amount the Indemnified Party believes in good faith is required to be repaid;

(xi)      the comingling of Collections on the Transferred Assets at any time with other funds of the Seller;

(xii)     any investigation, litigation or proceeding related to this Agreement arising from any act or omission of the Seller or the Seller’s use of proceeds of Purchases or the security interest in the Transferred Assets;

(xiii)    any failure by the Buyer to give reasonably equivalent value in consideration for the Purchase by the Buyer of any item of the Transferred Assets or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including any provision of the Bankruptcy Code;

(xiv)    the failure of the Seller or any of its agents or representatives to remit to the Buyer Collections on the Transferred Assets remitted to the Seller or any such agent or representative as provided in this Agreement; or

(xv)     any attempt by the Seller, any creditor of Seller or any trustee or debtor-in-possession for the Seller to void the purchases made hereunder under statutory provisions or common law or equitable action.

(b)       Any amounts subject to the indemnification provisions of this Section 9.1 shall be paid by the Seller to the Indemnified Party within five (5) Business Days following such Person’s demand therefor.

(c)       If for any reason the indemnification provided above in this Section 9.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Seller, on the other hand, but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that the Seller shall have no contribution obligation under this Section 9.1(c) if the payment of any such amounts would have the effect of recourse for nonpayment of the Loans included in the Transferred Assets due to credit problems of the related Obligors.

(d)       The obligations of the Seller under this Section 9.1 shall survive the termination of this Agreement.

(e)       Indemnification under Section 9.1 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnified Party.

Section 9.2	Assignment of Indemnities.

(a)        The Seller acknowledges that, pursuant to the Loan and Security Agreement, the Buyer shall assign its rights of indemnity granted hereunder to the Administrative Agent, for the benefit of the Secured Parties. Upon such assignment, (i) the Administrative Agent, on behalf of the Secured Parties, shall have all rights of the Buyer hereunder and may in turn assign such rights as permitted under the Loan and Security Agreement, and (ii) the obligations of the Seller under this Article IX shall inure to the Administrative Agent. The Seller agrees that, upon such assignment, the Lenders, the other Secured Parties, and the Administrative Agent or the assignee of any such Person, as applicable, may enforce directly, without joinder of the Buyer, the indemnities set forth in this Article IX.

ARTICLE X

MISCELLANEOUS

Section 10.1	Amendments and Waivers.

Except as provided in this Section 10.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective unless signed by the Buyer and Seller and consented to in writing by the Administrative Agent, other than an amendment to this Agreement to incorporate by reference a Loan List on the related Purchase Date. The Buyer shall provide not less than ten (10) Business Days’ prior written notice of any such amendment to the Administrative Agent.

Section 10.2	Notices, Etc.

All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy or electronic mail) and mailed, e-mailed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five (5) days after being deposited in the United States mail, first class postage prepaid, (b) notice by e-mail, when verbal communication of receipt is obtained, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.

Section 10.3	Limitation of Liability.

Except with respect to any claim arising out of the willful misconduct or gross negligence of the Lenders, the Administrative Agent or any other Secured Party, no claim may be made by the Seller or any other Person against the Lenders, the Administrative Agent or any other Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Seller hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.4	Binding Effect; Benefit of Agreement.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Administrative Agent, the Lenders and the other Secured Parties shall be third-party beneficiaries of this Agreement.

Section 10.5	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF OBJECTION TO VENUE.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON–EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 10.6	WAIVER OF JURY TRIAL.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 10.7	Costs, Expenses and Taxes.

(a)        In addition to the rights of indemnification granted under Article IX hereof, the Seller agrees to pay on demand all reasonable costs and expenses of the Buyer or its assignees incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including the reasonable fees and out–of–pocket expenses of counsel with respect thereto and with respect to advising the Buyer or its assignees as to its rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all reasonable costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Buyer or its assignees in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith.

(b)        The Seller shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement and the other documents to be delivered hereunder.

(c)        The Seller shall pay on demand all other reasonable costs, expenses and Taxes (excluding income taxes) incurred by the Buyer or its assignees under or in connection with this Agreement.

Section 10.8	No Proceedings.

The Seller hereby agrees that it will not institute against, or join any other Person in instituting against, the Buyer any Insolvency Proceeding so long as there shall not have elapsed one year and one day since the Facility Maturity Date.

Section 10.9	Recourse Against Certain Parties.

(a)        No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Seller as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any member, manager, incorporator, authorized representative, officer, employee or director of the Seller by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise it being expressly agreed and understood that the agreements of the Seller contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Seller, and that no personal liability whatsoever shall attach to or be incurred by any member, manager, incorporator, authorized representative, officer, employee or director of the Seller, or any of them, under or by reason of any of the obligations, covenants or agreements of the Seller contained in this Agreement or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of each member, manager, incorporator, authorized representative, officer, employee or director of the Seller, or any of them, for breaches by the Seller of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 10.9(a) shall survive the termination of this Agreement.

(b)        No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Buyer as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any member, manager, authorized representative, officer, employee or director of the Buyer by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise it being expressly agreed and understood that the agreements of the Buyer contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the limited liability company obligations of the Buyer, and that no personal liability whatsoever shall attach to or be incurred by any authorized representative, member, manager, officer, employee or director of the Buyer or any of them, under or by reason of any of the obligations, covenants or agreements of the Buyer contained in this Agreement or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of each authorized representative, member, manager, officer, employee or director of the Buyer, or any of them, for breaches by the Buyer of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 10.9(b) shall survive the termination of this Agreement.

Section 10.10	Protection of Right, Title and Interest in the Transferred Assets; Further Action Evidencing Purchases.

(a)        The Seller shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the Buyer’s right, title and interest to the Transferred Assets to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Buyer hereunder to all property comprising the Transferred Assets. The Seller shall deliver to the Buyer the file–stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Seller shall cooperate fully with the Buyer in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 10.10(a).

(b)       The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that the Buyer, the Administrative Agent, on behalf of the Secured Parties, may reasonably request in order to perfect, protect or more fully evidence the Purchases hereunder and the security and/or interest granted in the Transferred Assets, or to enable the Buyer or the Administrative Agent, as applicable, to exercise and enforce their rights and remedies hereunder or under any Transaction Document. At any time the Buyer or the Administrative Agent may direct the Seller or any Investment Manager to notify each administrative agent under each Transferred Asset or the applicable Obligors thereof if no administrative agent exists, at the Seller’s expense, of the interest of the Buyer and the interest of the Administrative Agent for the benefit of the Secured Parties in the Transferred Assets under this Agreement and may direct that payments of all amounts due or that become due under any or all of the Transferred Assets be made directly to the Buyer or the Administrative Agent, on behalf of the Secured Parties.

(c)       If the Seller fails to perform any of its obligations hereunder, the Buyer or the Administrative Agent may (but shall not be required to) perform, or cause performance of, such obligation; and the Buyer’s or the Administrative Agent’s costs and expenses incurred in connection therewith shall be payable by the Seller as provided in Article IX. The Seller irrevocably authorizes the Buyer or the Administrative Agent at any time and from time to time at the Buyer’s or the Administrative Agent’s sole discretion and appoints the Administrative Agent as its attorney–in–fact to act on behalf of the Seller (i) to execute on behalf of the Seller and to file financing statements on behalf of the Seller, as debtor, necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Buyer (and its assignees) in the Transferred Assets and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Transferred Assets as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Buyer (and its assignees) in the Transferred Assets. This appointment is coupled with an interest and is irrevocable.

(d)        Without limiting the generality of the foregoing, the Seller will, within six (6) months before the expiration of the five year period that ends on the fifth anniversary of the date of filing of the financing statement referred to in Section 3.1 or any other financing statement filed pursuant to this Agreement or in connection with any Purchase hereunder, unless the Facility Maturity Date shall have occurred:

(i)      file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii)      deliver or cause to be delivered to the Buyer and the Administrative Agent an opinion of the counsel for the Seller, in form and substance reasonably satisfactory to the Buyer and the Administrative Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 10.11	Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 10.12	Waiver of Setoff.

(a)        The Seller’s obligations under this Agreement shall not be affected by any right of setoff, counterclaim, recoupment, defense or other right the Seller might have against the Buyer, the Administrative Agent, the Lenders, the other Secured Parties or any assignee of such Persons, all of which rights are hereby waived by the Seller.

(b)        The Buyer shall have the right to set–off against the Seller any amounts to which the Seller may be entitled hereunder and to apply such amounts to any claims the Buyer may have against the Seller from time to time under this Agreement. Upon any such set–off, the Buyer shall give notice of the amount thereof and the reasons therefor to the Seller.

Section 10.13	Heading and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 10.14	Rights of Inspection.

At the discretion of the Buyer, the Seller will permit the Buyer to review the Investment Manager’s collection and administration of the Transferred Assets in order to assess compliance by the Investment Manager with the Credit and Collection Policy, as well as with this Agreement and may conduct an audit of the Transferred Assets and Required Loan Documents in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. Prior to the occurrence of a Purchase Termination Event, the Seller shall be required to bear the expense of no more than two such reviews within any 12-month period and any additional reviews shall be at the expense of the Buyer. On and after the occurrence of a Purchase Termination Event or an Unmatured Purchase Termination Event, the Seller shall be required to bear the expense of all such reviews. Without limiting the foregoing provisions of this Section 10.14, from time to time on request of the Buyer, the Seller shall permit certified public accountants or other auditors acceptable to the Buyer to conduct, at the Seller’s expense, a review of the Required Loan Documents and all other documentation regarding the Transferred Assets.

Section 10.15	Assignment.

(a)        Notwithstanding anything to the contrary contained herein, this Agreement may not be assigned by the Buyer or the Seller except as permitted by this Section 10.15 or by the Loan and Security Agreement. Simultaneously with the execution and delivery of this Agreement, the Buyer shall assign all of its right, title and interest herein to the Administrative Agent for the benefit of the Secured Parties, to which assignment the Seller hereby expressly consents. Upon assignment, the Seller agrees to perform its obligations hereunder for the benefit of the Administrative Agent for the benefit of the Secured Parties and the Administrative Agent, in such capacity, shall be a third party beneficiary hereof. The Administrative Agent on behalf of the Secured Parties under the Loan and Security Agreement upon such assignment may enforce the provisions of this Agreement, exercise the rights of the Buyer and enforce the obligations of the Seller hereunder without joinder of the Buyer.

Section 10.16	No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Buyer or the Seller, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

Section 10.17	Subordination.

The Seller shall have the right to receive, and the Buyer shall make, any and all payments relating to any indebtedness, obligation or claim the Seller may from time to time hold or otherwise have against the Buyer or any assets or properties of the Buyer, whether arising hereunder or otherwise existing; provided that, after giving effect to any such payment, so long as no Purchase Termination Event or Unmatured Purchase Termination Event has occurred and is continuing. The Seller hereby agrees that at any time during which the condition set forth in the proviso of the immediately preceding sentence shall not be satisfied, the Seller shall be subordinate in right of payment to the prior payment of any indebtedness or obligation of the Buyer owing to the Lenders, the Administrative Agent or any other Secured Party under the Loan and Security Agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BUYER:

INVESTCORP CREDIT MANAGEMENT BDC SPV, LLC

By: /s/ Rocco DelGuercio
Name: Rocco DelGuercio
Title: Authorized Signatory

SELLER:

INVESTCORP CREDIT MANAGEMENT BDC, INC.

By: /s/ Rocco DelGuercio
Name: Rocco DelGuercio
Title: Chief Financial Officer

[SIGNATURE PAGE TO SALE AND CONTRIBUTION AGREEMENT]

84829094

SCHEDULE I

LOAN LIST

Investcorp Credit Management BDC SPV, LLC Loan List

TO BE DELIVERED IN CONNECTION WITH EACH PURCHASE DATE

2

SCHEDULE II

COLLECTION ACCOUNTS

Bank Name	Account Number	Account Name
Wells Fargo Bank, National Association	92416900	Collateral Account
Wells Fargo Bank, National Association	92416901	General Collection Account
Wells Fargo Bank, National Association	92416902	Principal Collection Account
Wells Fargo Bank, National Association	92416903	Interest Collection Account
Wells Fargo Bank, National Association	92416904	Unfunded Exposure Account

3

APPENDIX A

CONDITION PRECEDENT DOCUMENTS

As required by Section 3.1 of this Agreement, each of the following items must be delivered to Buyer on or prior to the Closing Date, each in form and substance satisfactory to the Buyer:

1.        Counterparts of this Agreement executed on behalf of the Seller.

2.        Officer’s Certificates as to Solvency duly executed by Responsible Officers of the Seller.

3.         All documents and information necessary to complete the Exhibits and Schedules to this Agreement.

4.        Certificates of the Secretary or Assistant Secretary or other Responsible Officer of the Seller, each dated as of the date of this Agreement, certifying (i) the names and true signatures of the incumbent officers of the Seller authorized to sign this Agreement and the other documents to be delivered by it hereunder (on which certificate the Buyer may conclusively rely), (ii) that the copy of the certificate organization of the Seller attached thereto is a complete and correct copy and that such certificate of organization has not been amended, modified or supplemented and is in full force and effect, (iii) that the copy of the limited liability company agreement of the Seller attached thereto is a complete and correct copy and that such limited liability company agreement has not been amended, modified or supplemented and are in full force and effect, and (iv) the resolutions of the managers or member of the Seller approving and authorizing the execution, delivery and performance by the Seller of this Agreement and of the documents related thereto.

5.        All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Buyer.

6.        A good standing certificate for the Seller issued by the Secretary of State of Maryland dated as of a date no more than thirty (30) days prior to the initial Purchase Date.

7.        Opinions of Morgan, Lewis & Bockius LLP, counsel to the Seller, in form and substance satisfactory to the Buyer.

8.        UCC, tax and judgment lien searches of the Seller from the State of Maryland and each other applicable jurisdiction.

9.        Filed UCC1 financing statements executed by the Seller, as debtor, naming the Buyer, as secured party, and the Administrative Agent, as assignee, for the benefit of the Secured Parties, describing the Transferred Assets and meeting the requirements of the laws of each jurisdiction in which it is necessary or reasonably desirable, or in which the Seller is required by Applicable Law, and in such manner as is necessary or reasonably desirable, to perfect the conveyance of the Transferred Assets and Underlying Assets to the Buyer.

4